United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities and Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

SWS Group, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SWS GROUP, INC.

Notice of Annual Meeting

and Proxy Statement

October 10, 2008

Dear Stockholder:

This year’s annual stockholders’ meeting will be held at the City Club, 69 th floor, Bank of America Plaza Building, 901 Main Street, Dallas, Texas 75202, at 9:00 a.m., local time, on Thursday, November 20, 2008. Breakfast will be served. The following pages include the notice of annual meeting and the proxy statement describing the business to be transacted at the meeting.

As a result of the new Securities and Exchange Commission rules, we are pleased to furnish our proxy materials primarily via the Internet. Instead of mailing printed copies to each stockholder, we are mailing a Notice of Internet Availability which contains instructions on (i) how to access your proxy materials, (ii) how each stockholder can receive a paper copy of the proxy materials, including this proxy statement, our annual report and a form of proxy card and (iii) how to access your proxy card to vote through the Internet or by telephone if you receive a paper copy of the proxy materials. We believe this new process will expedite your receipt of proxy materials, lower the cost of the annual meeting and help to conserve natural resources. We will be reporting on the company’s activities, and you will have an opportunity to ask questions about our operations. We hope you are planning to attend the annual meeting personally, and, if so, we look forward to seeing you. Whether or not you expect to be present, please promptly vote and submit your proxy by following the instructions provided on the Notice of Internet Availability. If you do attend the annual meeting, you may, of course, withdraw your proxy if you want to vote in person.

On behalf of our Board of Directors and our management, we would like to thank you for your continued support and confidence.

Sincerely yours,

/s/ Don A. Buchholz	/s/ Donald W. Hultgren
Don A. Buchholz	Donald W. Hultgren
Chairman of the Board	President and Chief Executive Officer

Enclosure

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD NOVEMBER 20, 2008

We will hold this year’s annual stockholders’ meeting on Thursday, November 20, 2008, at 9:00 a.m., local time, at the City Club, 69th floor, Bank of America Plaza Building, 901 Main Street, Dallas, Texas 75202.

At the meeting, we will ask you to consider and vote on the following proposals:

1.	the election of ten directors to serve until the next annual meeting;

2.	the ratification of the selection of Grant Thornton LLP as the company’s independent auditors for the fiscal year ending June 26, 2009; and

3.	the transaction of such other business as may properly come before the meeting or any adjournment thereof.

If you were a stockholder at the close of business on September 26, 2008, you are entitled to receive notice of, and vote at, the annual meeting and any adjournments thereof. A complete list of stockholders entitled to vote at the annual meeting will be available for examination at the company’s principal executive offices for a period of 10 days prior to the annual meeting. This list of stockholders will also be available for inspection at the annual meeting and may be inspected by any stockholder for any purpose germane to the annual meeting.

It is important that your shares be represented at the annual meeting. For that reason, even if you plan to attend the meeting, we ask that you please promptly vote and submit your proxy by following the instruction on the Notice of Internet Availability. If you received a paper copy of the proxy materials by mail, you may follow the instructions provided on the Notice of Internet Availability to vote by telephone or vote via the internet. If you attend the annual meeting, you may revoke your proxy and vote in person. To help us prepare properly for your attendance at the annual meeting, we ask that you indicate whether you plan to attend the meeting and breakfast.

By Order of the Board of Directors,

/s/ Allen R. Tubb
Allen R. Tubb
Vice President, General Counsel and Secretary

Dallas, Texas

October 10, 2008

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON NOVEMBER 20, 2008: The proxy statement and annual report to stockholders are available at http://materials.proxyvote.com/78503N.

-i-

SWS GROUP, INC.

1201 Elm Street, Suite 3500

Dallas, Texas 75270

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 20, 2008

We are providing this proxy statement and the accompanying notice of annual meeting to our stockholders in connection with the solicitation of proxies by our Board of Directors for use at our 2008 annual meeting of stockholders to be held at the City Club, 69th floor, Bank of America Plaza Building, 901 Main Street, Dallas, Texas 75202, on Thursday, November 20, 2008 at 9:00 a.m., local time and at any adjournments or postponements thereof.

On or about October 10, 2008, we began mailing the Notice of Internet Availability to everyone who was a stockholder of record on September 26, 2008, the record date for the annual meeting. If you received more than one Notice of Internet Availability, your shares are probably registered differently or are in more than one account.

At the annual meeting, our stockholders will be asked to consider and/or vote on the following:

•	the election of ten directors to serve until the next annual meeting;

•	the ratification of the selection of Grant Thornton LLP as the company’s independent auditors for the fiscal year ending June 26, 2009; and

•	the transaction of such other business as may properly come before the meeting or any adjournment thereof.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date and Voting Securities

All stockholders of record at the close of business on September 26, 2008 are entitled to vote on matters presented at the annual meeting or any adjournment thereof. At the close of business on September 26, 2008, there were 27,451,071 shares of our common stock issued and outstanding and entitled to vote.

Election of Directors

Votes may be cast in favor of, or withheld from, a director nominee. Votes that are withheld from any director nominee will be counted in determining whether a quorum has been reached but will not affect the outcome of the vote.

Assuming a quorum is present (that is, that holders of a majority of the issued and outstanding shares of common stock are present in person or by proxy), nominees must receive the affirmative vote of a plurality of the votes cast in order to be elected to our Board of Directors (the “Board”). A plurality means receiving more votes than any opposing candidate regardless of whether that is a majority of the votes cast.

In the election of directors, stockholders are not entitled to cumulate their votes or to vote for a greater number of persons than the number of nominees named in this proxy statement.

Other Matters

The approval of any other matters that may properly come before the annual meeting will be determined by the affirmative vote of a majority of our common stock represented at the annual meeting and entitled to vote, assuming a quorum is present.

Stockholder Voting

In addition to voting at the annual meeting, you may submit your proxy over the Internet at http://materials.proxyvote.com/78503N, or if you requested paper copies of the proxy materials, by telephone or by following the instructions on the Notice of Internet Availability. If you do attend the annual meeting, you may, of course, withdraw your proxy if you want to vote in person. If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. If your shares are not registered in your own name and you plan to vote your shares in person at the annual meeting, you should contact your broker or agent to obtain a legal proxy and bring it to the annual meeting in order to vote.

If you vote by proxy, the individuals named in the proxy (your “proxies”) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for or withheld from all, some or none of the nominees for director and whether your shares should be voted for or against the ratification of the selection of Grant Thornton LLP as the company’s independent auditors for the fiscal year ending June 26, 2009. If you vote without indicating your instructions, your shares will be voted:

•	FOR the election of the ten nominees for directors; and

•	FOR the ratification of the selection of Grant Thornton LLP as the company’s independent auditors for the fiscal year ending June 26, 2009.

Quorum Requirement

A quorum is necessary to hold a valid meeting. If stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting are present in person or by proxy, a quorum will exist. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker does not vote on some matter on the proxy card because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Abstentions

Any stockholder who is present at the annual meeting, either in person or by proxy, who abstains from voting, will still be counted for purposes of determining whether a quorum exists. An abstention will have the effect of a vote against any matter requiring the affirmative vote of a majority of the shares entitled to vote at the annual meeting. An abstention will not be counted as an affirmative or negative vote in the election of directors.

Broker “Non-Votes”

If your shares are held in a brokerage account and you do not vote, your brokerage firm could:

•	vote your shares, if permitted by applicable rules; or

•	leave your shares unvoted.

Under applicable rules, brokers who hold shares in street name have the authority to vote on routine matters, such as the election of directors. However, brokers do not have the authority to vote on non-routine matters unless they have received voting instructions from the beneficial owners. Such broker non-votes are considered present for purposes of determining the existence of a quorum, but will not be counted in determining the number of votes cast for a proposal. Therefore, broker non-votes will not impact the outcome of the election of directors or the vote on the proposal to ratify the selection of Grant Thornton LLP as the company’s independent auditors.

Revocability of Proxies

You may revoke your proxy at any time before the annual meeting for any reason. To revoke your proxy before the meeting, deliver a later dated proxy or written instruction to our Corporate Secretary at SWS Group, Inc., 1201 Elm Street, Suite 3500, Dallas, Texas 75270. You may also come to the annual meeting and change your vote in writing. Merely attending the annual meeting does not revoke your proxy.

Expenses

This proxy solicitation is made by the Board of Directors on behalf of the company. We will bear all expenses in connection with this solicitation, including the cost of preparing, printing and mailing proxy materials. Proxies may be solicited by directors, officers and other employees, by Internet, telephone or otherwise, without additional compensation. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our common stock and will reimburse those brokerage firms, nominees, custodians and fiduciaries and our transfer agent for their reasonable out-of-pocket expenses in forwarding such materials.

Internet Availability of Proxy Materials

Under the rules recently adopted by the U.S. Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to stockholders primarily via the Internet instead of mailing printed copies of those materials to each stockholder. On or about October 10, 2008, we mailed to stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability containing instructions on how to access our proxy materials, including the Proxy Statement and our Annual Report. Notice of Internet Availability also instructs you on how to access the proxy card to vote through the Internet.

This new process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the Annual Meeting and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive the company’s proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

OUR COMPANY

We are a full-service securities and banking firm delivering a broad range of investment, commercial banking and related financial services to our clients, which include individual, corporate and institutional investors, broker/dealers, governmental entities and financial intermediaries. We are a Delaware corporation and were incorporated in 1972. Our principal executive offices are located at 1201 Elm Street, Suite 3500, Dallas, Texas 75270. Our telephone number is (214) 859-1800 and our company website is www.swsgroupinc.com.

PROPOSAL ONE

ELECTION OF DIRECTORS

We will vote on the election of ten members to our Board of Directors at the annual meeting. Unless otherwise instructed, the proxy holders will vote their proxies for the ten nominees named below. Each person will serve as a director until the next annual meeting.

To our knowledge, each of the nominees intends to serve the entire term for which election is sought. At this time, we do not anticipate that any nominee will be unable or unwilling to serve as a director.

Nominees For Director

Our Board of Directors has nominated the persons listed below for election to the Board. There are no arrangements or understandings between any nominee and any other person pursuant to which any nominee was selected.

Don A. Buchholz (age 79) 1

Mr. Buchholz is one of our founders. He has served as a director and as Chairman of the Board since August 1991; Chief Executive Officer from December 2001 until August 2002 and from 1984 until July 1994; President from 1984 until August 1991; and Chairman of the Board of Southwest Securities, Inc., our principal subsidiary (“Southwest Securities”), from August 1993 to May 1996. Mr. Buchholz has been associated with Southwest Securities in various executive capacities since its inception in 1972. Mr. Buchholz currently serves on the board of directors of U.S. Home Systems, Inc., a home remodeling and specialty home improvement company. He is a past director of the Securities Industry Association (“SIA”), a past Chairman of the Executive Committee of the South Central District of the SIA, a past member of the Boards of Governors of the New York Stock Exchange (the

“NYSE”) and the National Association of Securities Dealers, and a past President and director of the Texas Stock and Bond Dealers Association.

Donald W. Hultgren (age 51) 1

Mr. Hultgren was elected President in November 2007 and has served as a director and the Chief Executive Officer since August 2002. He served as Executive Vice President and Director of Capital Markets from March 2000 to August 2002. From 1989 to 2000, Mr. Hultgren was employed by Raymond James & Associates in various capacities, including Managing Director in the Healthcare sector of Corporate Finance and Director of Research. He is a member of the Chartered Financial Analyst (“CFA”) Institute and a member of the Advisory Committee for the University of Texas MBA Investment Fund. He formerly served as Chairman of the Board for the American Heart Association, Dallas, Texas Division, and is currently on the association’s Executive Committee. He also serves on the Strategic Advisory Board of the CFA Society of Dallas/Ft. Worth.

Robert A. Buchholz (age 47)

Mr. Buchholz has served as a director since May 22, 2008. Mr. Buchholz is Chairman of the Board and founder of Town Center Bank in Coppell, Texas, a suburb northwest of Dallas. Since 2006, he has also been co-managing partner of Double Dave’s Pizzaworks of North Texas, Ltd., a franchisee. Before organizing Town Center Bank in 2003, Mr. Buchholz was a practicing attorney in North Carolina. He earned a J.D. Degree from Duke University School of Law in Durham, North Carolina in 1998, an M.B.A. Degree from Southern Methodist University in Dallas in 1985, and a B.B.A. Degree from the University of Texas at Austin in 1982. Prior to entering the legal field, Mr. Buchholz served as an officer of Southwest Securities Group, Inc. (now SWS Group) in Dallas from 1985 to 1995, advancing to President and member of the Board of Directors. He is also a former certified public accountant. Mr. Buchholz is a director of Blue Sky Logistics, Inc., Variview Technology LLC and the Episcopal School of Dallas. He is a member of the Business Honors Program Advisory Council of the University of Texas at Austin.

Brodie L. Cobb (age 47) 3

Mr. Cobb has served as a director since 1999. He is the founder and Managing Director of San Francisco-based Presidio Financial Partners, LLC, a specialty investment bank focusing on mergers and acquisitions, private financings and wealth management, where he has served from 1997 to present. Mr. Cobb’s previous experience includes serving as a Vice President at Montgomery Securities from 1995 to 1997 and as an Associate at Credit Suisse First Boston LLC from 1992 to 1995.

I.D. Flores III (age 65) 2, 4

Mr. Flores has served as a director since November 2007. He is Co-Founder and Partner of Ceres Capital Partners, a private equity firm established in 1995 specializing in corporate acquisitions and investment banking activities. Prior to co-founding Ceres Capital, Mr. Flores was President of KR Companies, an independent energy company; principal financial officer and treasurer of international operations of Dresser Industries, Inc., a manufacturer of equipment for the oil and gas industry; investment banking officer of Eppler, Guerin & Turner, Inc.; and member of the faculty of Harvard Business School. He currently serves on the Board of Directors of Ceres Capital Partners and FGR Food Corporation, the Board of Trustees and the investment committee of Southwestern Medical Foundation, the Advisory Board of Booker T. Washington High School for the Performing and Visual Arts, and he is the Texas Director of the Harvard Alumni Association.

Larry A. Jobe (age 68) 2, 3

Mr. Jobe has served on our Board since July 2005. Mr. Jobe, a certified public accountant, is founder and Chairman of the Board of Legal Network Ltd. and founder and President of P 1 Resources, L.L.C., both Dallas, Texas based companies. Mr. Jobe founded Legal Network, Ltd., a company that provides litigation support, temporary support staff and contract attorneys to law firms and corporate legal departments, in 1993. In 1994, he founded P 1 Resources, L.L.C., which provides engineering and light industrial staffing services to the construction industry. Mr. Jobe was affiliated with Grant Thornton LLP from 1973 to 1991, serving as Managing Partner of the Dallas office from 1973 to 1986 and as Regional Managing Partner of the Southwest Region from 1983 to 1991. From 1969 to 1972, Mr. Jobe served as the United States Assistant Secretary of Commerce for Administration. Mr. Jobe currently serves as Chairman of the Board of Directors of Independent Bank of Texas and as a member of the Board of Directors and audit committee chairman of U.S. Home Systems, Inc., a home remodeling and specialty home improvement company, and Mannatech Incorporated, a global wellness solutions company.

Dr. R. Jan LeCroy (age 77) 2, 4

Dr. LeCroy has served as a director since 1997. He is the past President of the Dallas Citizens Council, a non-profit organization whose members are the chief executive officers of the 250 largest corporations in the Dallas metropolitan area and whose mission is to improve the quality of life and economic viability of the community. Dr. LeCroy has over 20 years experience in various leadership assignments in the community college field, including seven years as Chancellor of the Dallas County Community College District. In 1995, he was appointed by then Texas Governor George Bush as one of six commissioners on the Education Commission of the States, which advocates education policy for kindergarten through graduate school for the nation.

Frederick R. Meyer (age 80) 3, 4

Mr. Meyer has served as a director since 1991. Mr. Meyer was Chairman of the Board of Aladdin Industries LLC, a diversified company from 1985 to 2004. He also formerly held the position of President and Chief Executive Officer of Aladdin Industries LLC from 1987 to 1994 and again from 1995 to 2004. Mr. Meyer was also President and Chief Operating Officer of Tyler Corporation, a diversified manufacturing corporation, from 1983 to 1986. He currently serves on the board and audit committee of Palm Harbor Homes, Inc., a manufactured home builder, and Westwood Holdings Group, Inc., an asset management company.

Dr. Mike Moses (age 56)

Dr. Moses has served as director since March 2006. Dr. Moses serves as Senior Education Advisor for Raise Your Hand Texas, a non-profit educational advocacy organization. From November 2001 to July 2006, he served as Vice Chairman of the Board for Higher Ed Holdings, LLC, which develops education programs for teachers and administrators and is focused on improving teacher training and redesigning high schools throughout the nation. Prior to joining Higher Ed Holdings, LLC, Dr. Moses was affiliated with the Dallas Independent School District, serving as its General Superintendent from January 2001 to August 2004. From 1995 to 1999, Dr. Moses served as Texas Commissioner of Education, appointed twice by then Texas Governor George W. Bush. In 1999, he joined the Texas Tech University System as Deputy Chancellor where he served until December 2000. Dr. Moses is the Chairman of the Board of Directors for the American College of Education in Chicago, Illinois and serves on the board of Scientific Learning Corporation, a producer of reading and language intervention programs for Pre-K through 12th schools.

Jon L. Mosle, Jr. (age 79) 2, 4

Mr. Mosle has served as a director since 1991. Mr. Mosle was the Director of Private Capital Management for Ameritrust Texas Corporation from 1984 to 1992, when he retired. From 1954 to 1984, he was affiliated with Rotan Mosle, Inc., a regional NYSE member firm, which was acquired by PaineWebber Incorporated in 1983. Mr. Mosle’s experience at Rotan Mosle, Inc. included supervisory responsibility for the over-the-counter trading and municipal departments, as well as participation in corporate finance activities. He served as Branch Manager, Regional Manager, Vice Chairman of the Board and as a member of Rotan Mosle, Inc.’s Operating Committee. He currently serves on the board of Westwood Holdings Group, Inc. and serves on their audit committee.

[1]	Executive Committee
[2]	Audit Committee
[3]	Compensation Committee
[4]	Nominating/Corporate Governance Committee

Recommendation of the Board

The Board recommends that you vote “FOR” the election of each of the nominees listed above.

PROPOSAL TWO

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITOR

Stockholder ratification of the selection of Grant Thornton LLP as the company’s independent auditors is not required by our Bylaws or otherwise. However, the Board of Directors is submitting the selection of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and Board of Directors will reconsider whether or not to retain Grant Thornton. If the selection is ratified, the Board of Directors and its Audit Committee, in their discretion, may direct the selection of a different independent accounting firm at any time during the year if the Board believes this change would be in the best interest of the company and its stockholders.

Recommendation of the Board

The Board recommends that you vote “FOR” the ratification of Grant Thornton LLP as the company’s independent auditor.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

To the extent permitted by the Sarbanes-Oxley Act of 2002, directors and executive officers of the company and their associates, including family members, from time to time may be or may have been indebted to the company or its subsidiaries under lending arrangements offered by those companies to the public. For example, such persons may be or may have been indebted to Southwest Securities, or Southwest Securities, FSB, (our wholly owned banking subsidiary, the “Bank”), as customers, in connection with margin account loans, revolving lines of credit and other extensions of credit. Such indebtedness is in the ordinary course of business, is on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties who are not employees of the company and does not involve a more than normal risk of collectibility or present other unfavorable features. Please refer to the section of this proxy statement titled “Corporate Governance – Director Independence and Related Matters” for additional information regarding certain relationships between our directors and the company.

From time to time and in the ordinary course of its business, the Bank sells participations in loans it generates to other lending institutions or purchases loan participations from such other institutions. The Bank has also extended loans to customers introduced to us by officers and employees of to-be-chartered banks and agreed to sell such loans to the new bank at par once it has received regulatory approval to operate.

Don A. Buchholz, a director and Chairman of our Board, and Robert A. Buchholz, a director, together own with other direct family members, an aggregate of 64% of Town Center Holdings, Inc., a bank holding company which owns 100% of Town Center Bank, Coppell, Texas. Robert Buchholz serves as Town Center Bank’s Chairman. William D. Felder, former President of SWS Group and former President and Chief Executive Officer of Southwest Securities, owns, indirectly through a family trust of which he is a co-trustee, 5.70% of Town Center Holdings. John Holt, President and Chief Executive Officer of the Bank, owns less than 0.5% of Town Center Holdings.

During fiscal year 2008, our Bank did not sell any loan participations to Town Center Bank. In fiscal year 2008, Town Center Bank held participations, sold by the Bank in previous years, with outstanding balances of $7,752,000 at June 30, 2008 on which borrowers paid $719,000 in interest and fees. Also, in fiscal 2008, the Bank purchased loan participations from Town Center Bank aggregating $1,500,000, on which the Bank earned $63,000 in interest and fees, and of which $1,500,000 of principal was repaid leaving a principal balance of zero at June 30, 2008.

The company’s Audit Committee has examined the loans sold to Town Center Bank upon its approval to do business and the loan participations bought and sold by our Bank from and to Town Center Bank, together with similar transactions entered into at about the same time with independent third parties. Based upon this examination, the Audit Committee has determined that each such transaction was made in the ordinary course of business, was on substantially the same terms, including interest rate and fees, as those prevailing at the time for comparable transactions with persons not related to the Bank and did not present other unfavorable features to the Bank.

During the 2008 fiscal year, Frederick H. Benners, Jr., the brother of William D. Felder, our former President and the former President and Chief Executive Officer of Southwest Securities, was employed by us as the manager of principal trading and portfolio execution sales and operations. Mr. Benners was paid an aggregate of salary, commission and bonus of $5,342,000 for his services during the 2008 fiscal year, primarily composed of performance based commission and bonus. As of August 26, 2008, Mr. Benners retired from Southwest Securities.

Policies and Procedures with Respect to Related Person Transactions

The Board recognizes that related person transactions can present a heightened risk of conflicts of interest. Our written Related Party Transaction Policy and Procedures may be accessed on the corporate governance page of our website at www.swsgroupinc.com. For purposes of current SEC rules as well as our related party policy, a “related person transaction” is any transaction in which the company was, is or will be a participant and the amount involved exceeds $120,000 and in which any related person had, has or will have a direct or indirect material interest. The term “related person” means:

•	any person who is, or at any time since the beginning of the company’s last fiscal year was, a director or executive officer of the company or a nominee to become a director of the company;

•	any person who is known to be the beneficial owner of more than 5% of any class of the company’s voting securities; and

•	any immediate family member of any of the foregoing persons.

The Audit Committee reviews relationships and transactions in which the company and a related person are participants to determine whether such persons have a direct or indirect material interest. The Audit Committee has determined that, barring additional facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transaction:

•

any transaction with another company for which a related person’s only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 10% of that company’s shares;

•

any charitable contribution, grant, or endowment by the company to a charitable organization, foundation, or university for which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1 million, or 2% of the charitable organization’s total annual receipts;

•	compensation to executive officers determined by the Compensation Committee; or

•	compensation to directors determined by the Board.

To identify potential related person transactions, under our policy, we request certain information from our directors and executive officers. We then review the information provided for any related person transactions. The Audit Committee reviews and approves or ratifies any related person transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the company or a related person will be disclosed in the company’s proxy statement. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of our common stock as of September 26, 2008, by each person who is known to us to beneficially own 5% or more of our common stock, each of our directors and the named executive officers, and all directors and executive officers as a group. Unless otherwise indicated, the address of each officer and director is 1201 Elm Street, Suite 3500, Dallas, TX 75270.

	Shares Beneficially Owned [1,2]
Name	Number	Percent
Beneficial Owners of 5% or More:
Putnam, LLC. [3]
One Post Office Square; Boston, Massachusetts 02109	2,039,562	7.43%
Barclays Global Fund Advisors [4]
45 Fremont Street; 17th Floor; San Francisco, CA 94105	1,638,160	5.97%
Keeley Asset Management Corp. [5]
401 South LaSalle Street; Chicago, Illinois 60605	1,460,000	5.32%
GAMCO Asset Management Inc. [6]
One Corporate Center; Rye, New York 10580-1435	1,373,400	5.00%

Executive Officers and Directors:
Robert A. Buchholz [7]	1,345,077	4.90%
Brodie L. Cobb [8]	985,962	3.59%
Cobb Partners [9]	972,083	3.54%
Union Hill Holdings, Ltd. [10]	825,000	3.01%
Frederick R. Meyer	181,926	*
Donald W. Hultgren [11]	176,811	*
Don A. Buchholz [12]	175,051	*
Kenneth R. Hanks [13]	112,823	*
Richard H. Litton [14]	72,258	*
Jon L. Mosle, Jr.	40,993	*
Timothy J. Hamick	29,308	*
Larry A. Jobe	13,500	*
Dr. R. Jan LeCroy	8,772	*
Dr. Mike Moses	6,860	*
I.D. Flores III	6,000	*
Daniel R. Leland	5,583	*
All directors and executive officers as a group (22 persons) [15]	3,479,425	12.57%

*	Denotes less than 1% ownership.
[1]

The rules of the SEC provide that, for purposes of this proxy statement, a person is considered the “beneficial owner” of shares with respect to which the person, directly or indirectly, has or shares voting or investment power, irrespective of the person’s economic interest in the shares. Unless otherwise noted, each person identified possesses sole voting and investment power over the shares listed, subject to the effects of community property laws.

[2]

Based on 27,451,071 shares outstanding on September 26, 2008. Shares of common stock subject to stock options that are exercisable within 60 days of September 26, 2008 are deemed beneficially owned by the person holding such options and deemed outstanding for purposes of calculating the percentage of ownership of such person, but are not treated as outstanding for purposes of computing the percentage ownership of any other person.

[3]

Based on a Schedule 13G filed on February 1, 2008, Putnam, LLC and certain of its affiliates beneficially own 2,039,562 shares of our common stock by virtue of (i) 771,884 shares beneficially owned by Putnam Investment Management, LLC (reporting shared voting power with respect to 35,887 shares and shared dispositive power with respect to 771,884 shares) and (ii) 1,267,678 shares beneficially owned by The Putnam Advisory Company, LLC (reporting shared voting power with respect to 280,083 shares and shared dispositive power with respect to 1,267,678 shares). Putnam Investment Management, LLC and The Putnam Advisory Company, LLC both have dispository power over the shares as investment managers, but each of these mutual fund’s trustees have voting power over the shares held by each fund, and The Putnam Advisory Company, LLC has shared voting power over the shares held by institutional clients. Putnam, LLC is the parent company of Putnam Investment Management, LLC and The Putnam Advisory Company, LLC. Putnam Investment Management, LLC and Putnam Advisory Company, LLC are also investment advisers of Putnam, LLC. Putnam, LLC disclaims such beneficial ownership.

[4]

Based on a Schedule 13G filed on February 6, 2008, Barclays Global Fund Advisors and certain of its affiliates beneficially own 1,638,160 shares of our common stock by virtue of (i) 807,800 shares beneficially owned by Barclays Global Fund Advisors (reporting sole voting power with respect to 620,895 shares and sole dispositive power with respect to 807,800 shares), (ii) 807,297 shares beneficially owned by Barclays Global Investors, NA. (reporting sole voting power with respect to 718,122 shares and sole dispositive power with respect to 807,297 shares) and (iii) 23,063 shares beneficially owned by Barclays Global Investors, Ltd. (reporting sole dispositive power with respect to 23,063 shares).

[5]

Based on a Schedule 13G filed on February 14, 2008, Keeley Asset Management Corp. beneficially owns 1,460,000 shares of our common stock. Keeley Small Cap Value Fund, a series of Keeley Funds, Inc., may also be deemed to beneficially own such shares, although Keeley Asset Management Corp. reports sole voting and dispositive power over the 1,460,000 shares of common stock.

[6]

Based on a Schedule 13D filed on March 17, 2008, GAMCO Asset Management Inc. and certain affiliates beneficially own 1,373,400 shares of our common stock by virtue of (i) 1,172,300 shares beneficially owned by GAMCO Asset Management Inc., (ii) 126,600 shares beneficially owned by Gabelli Funds, LLC, (iii) 35,000 shares beneficially owned by MJG Associates, Inc.; (iv) 19,000 shares beneficially owned by Teton Advisors, Inc., (iv) 19,000 shares beneficially owned by GAMCO Investors, Inc. and (v) 1,500 shares beneficially owned by Gabelli Securities, Inc. GAMCO Asset Management Inc. and Gabelli Funds, LLC are wholly-owned subsidiaries of GAMCO Investors, Inc. Gabelli Securities, Inc. is a majority-owned subsidiary of GAMCO Investors, Inc. Teton Advisors, Inc. is a subsidiary of GAMCO Investors, Inc. Mario Gabelli is the sole shareholder and director of MJG Associates, Inc., which provides advisory services to private investment partnerships and offshore funds. Mario Gabelli directly or indirectly controls or acts as chief investment officer for the above listed entities. Mario Gabelli is the majority stockholder of GGCP, Inc., the majority stockholder of GAMCO Investors, Inc. GAMCO Investors, Inc. is the sole stockholder of GAMCO Asset Management Inc. GAMCO Investors, Inc. is also the majority stockholder of Gabelli Securities, Inc. and the largest shareholder of Teton Advisors, Inc. Accordingly, GAMCO Investors, Inc. may be deemed to be a beneficial owner of shares of common stock owned of record by GAMCO Asset Management Inc., Gabelli Funds, LLC, Gabelli Securities, Inc., Teton Advisors, Inc. and MJG Associates, Inc. Each of the foregoing entities reports to have sole voting and dispositive power over the shares of common stock reported to be beneficially owned by such entity.

[7]	Includes 825,000 shares beneficially owned by Union Hill Holdings, Ltd., a limited partnership of which Mr. Robert A. Buchholz is a controlling partner.
[8]	Includes 972,083 shares beneficially owned by Cobb Partners, a limited partnership of which Mr. Cobb is the managing partner.
[9]

Cobb Partners is a limited partnership, the partners of which are Brodie L. Cobb and certain members of his family. Brodie L. Cobb is the managing partner of the partnership and has sole voting and investment power with regard to the shares beneficially owned by the partnership.

[10]

Union Hill Holdings, Ltd. is a limited partnership, the partners of which are Don A. Buchholz and his wife, his adult daughter, Robert A. Buchholz and various Buchholz family trusts. A Buchholz family LLC is the general partner of Union Hill Holdings, Ltd. Neither Don A. Buchholz nor his wife has any voting or investment power with regard to the shares beneficially owned by the partnership. Don A. Buchholz and his wife own 11.336% and Robert A. Buchholz owns 2% of Union Hill Holdings, Ltd. The partnership agreement provides that any partner may withdraw from the partnership only upon unanimous agreement of all the partners. The number of shares reported excludes shares owned in the name of individual partners.

[11]	Includes 41,758 shares of common stock issuable upon exercise of stock options.
[12]

Excludes 112,201 shares held by Union Hill Investments, a general partnership, the partners of which are Don A. Buchholz, his wife, his adult daughter and Robert A. Buchholz. Pursuant to the terms of the partnership agreement, neither Don A. Buchholz nor his wife has any voting or investment power with regard to the shares beneficially owned by the partnership. Don A. Buchholz and his wife own one-third of Union Hill Investments. The number of shares reported also excludes 825,000 shares owned in the name of Union Hill Holdings, Ltd., a limited partnership, the partners of which are Don A. Buchholz and his wife, his adult daughter and Robert A. Buchholz and the Buchholz family trusts. (See 10 above.)

[13]	Includes 55,242 shares of common stock issuable upon exercise of stock options.
[14]	Includes 36,411 shares of common stock issuable upon exercise of stock options.
[15]

Includes the information in notes 7-14 above. In addition, includes 109,544 shares of common stock beneficially owned by other executive officers not listed in the above table because such executive officers are not “named” executive officers and 96,756 shares of common stock issuable upon exercise of stock options held by such executive officers within 60 days of September 26, 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and regulations of the SEC require our executive officers and directors and persons who own more than 10% of our common stock to file initial reports of ownership and reports covering any changes in ownership with the SEC and the NYSE. Executive officers, directors and persons owning more than 10% of our common stock are required by SEC regulations to furnish us with all such reports they file.

Based solely on our review of the copies of such reports that we have received and written representations that no other reports were required for such persons, we believe that all filing requirements applicable to our executive officers, directors and persons owning more than 10% of our common stock were complied with, except as follows:

Mr. Robert G. McBey, an officer of the company, reported shares of deferred compensation phantom stock which became payable in common stock on a 1-for-1 basis that occurred on June 14, 2008 on his respective Form 4 filings with the SEC on August 26, 2008.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

As a securities and banking firm, one of our greatest assets is the skill, experience and efforts of our employees. Our long-term success depends on our ability to provide solutions that enable our clients to achieve their financial and business goals. In our industry, employee talents are easily transferred from one employer to another, and there is continual competitive activity to recruit talented individuals with valuable experience.

Our executive officer compensation program is designed to reward and retain talented executive officers while holding them accountable for the performance of the business units which they manage by basing elements of their compensation on a combination of company and business unit results. By offering a combination of compensation plans including salary, cash incentive awards and long term equity-based incentive compensation, we seek to achieve the following objectives:

•	to attract, motivate and retain highly qualified executive officers through a competitive total compensation program;

•	to ensure that a substantial portion of executive officer compensation is tied to the achievement of financial and strategic objectives and to the financial results of individual business units; and

•	to maintain an appropriate balance between base salary, cash incentive awards and long-term equity based incentive compensation, with more compensation risk at higher salary grades.

Because our industry depends, in large measure, on the successful efforts of commission-earning sales professionals and because those commissions have historically been paid in cash, compensation within broker/dealers of comparable size is more heavily weighted to cash than is found in many other industries. Recognizing these realities, the Compensation Committee (the “Committee”) seeks to align the cash compensation of named executive officers (“NEOs”) with the success of both the individual business unit over which they have managerial authority and the success of the overall company. Our NEOs consist of our Chief Executive Officer, Chief Financial Officer and our three most highly compensated executive officers (other than our Chief Executive Officer and our Chief Financial Officer) who were serving as executive officers as of June 27, 2008

The Committee evaluates both compensation (particularly salary, cash incentive awards and long-term equity based incentive compensation) and performance of our executive officers, measured by return on equity, relative to other companies in its comparative group to ensure that we maintain the ability to attract and retain superior employees in key positions while not getting ahead of the market. The Committee seeks to compensate NEOs at a level that is competitive with similar firms in the brokerage and banking industries and to align NEOs’ incentives with the interests of our stockholders. While the Committee has primary responsibility for compensation across the company, all grants of stock are subject to the final approval of the Board.

Setting Executive Compensation

Based on the foregoing objectives, the Committee has structured our salary, cash incentive awards and long-term equity-based incentive compensation to motivate NEOs to achieve the company’s business goals and to reward the NEOs for achieving those goals. In establishing total annual compensation for the Chief Executive Officer, Chief Financial Officer and the other NEOs, the Committee performs the following reviews:

•

Assessment of Company Performance. The Committee’s primary measure of total company performance is return on stockholders’ equity, measured as net income divided by beginning retained earnings. The Committee reviews the company’s historical performance, the market cycle, and competitor returns to determine a target return on equity for the fiscal year. This target is linked to an assigned multiplier factor which has a direct impact on the amount of cash and equity-based incentive compensation available to the NEOs for the fiscal year.

•

Assessment of Business Unit Performance. Business unit performance has a strong impact on the compensation of NEOs responsible for managing revenue-producing business units. This portion of annual compensation emphasizes the variable component of compensation which, we believe, provides a strong incentive to increase financial performance and enhance returns to stockholders. The Committee reviews the performance of each revenue-producing business unit and sets future cash incentive compensation to reflect each NEO’s role and responsibilities in achieving that performance. This approach also enables us to control costs in individual business units when revenues decline in down markets and to increase variable pay when revenues are growing in expanding markets.

•

Comparative Analysis. The Committee also compares each component of the NEO’s total compensation against the similar components of compensation reported for a group of financial institutions that either directly compete with us for business and/or talent or are organizations with similar scope, size or other characteristics to SWS Group, Inc. The group is periodically reviewed and updated by the Committee. The companies currently comprising the group are:

• Raymond James Financial, Inc.	• Thomas Weisel Partners Group, Inc.

• A G Edwards, Inc.	• Stifel Nicolaus Corp.

• First Albany Companies, Inc.	• Penson Worldwide, Inc.

• Friedman Billings, Ramsey Group, Inc.	• Sanders, Morris Harris Group, Inc.

• Jefferies Group, Inc.	• Piper Jaffray Companies.

The companies that comprise the group in some instances are much larger companies than we are in terms of revenues and have greater resources than we do. The Committee realizes this size disparity and takes the difference into account when looking at the compensation comparative group in the context of evaluating and setting compensation for our NEOs. The Committee also considers the relative profitability of the group, the market challenges faced and overcome and the general trend lines of their businesses. The Committee does not target a specific percentile within the group, but uses the levels of compensation as a guide in evaluating and setting compensation for our NEOs.

There is no pre-established policy or target for the allocation between either cash incentives or long-term equity based incentive compensation. Rather, the Committee considers information provided by the group analysis as well as its own judgment to determine the appropriate level and mix of each component of the compensation program. Also, the Committee will review our short- and long-term goals and objectives when considering the right mix of cash and equity compensation.

With respect to our Chief Executive Officer and Chief Financial Officer, total compensation has been set to reward productivity and profitability on a firm-wide basis. While providing a competitive base salary, the cash incentive awards and long-term equity incentive awards for our Chief Executive Officer and Chief Financial Officer are based solely on performance of the company as a whole in order to focus their efforts on creating long-term stockholder value.

Many of our other executive officers, including the NEOs, have roles that blend both management and production responsibilities. In setting their total compensation, the Committee considers not only the general compensation comparative group information but also the opportunities our NEOs would have if they chose to focus entirely on their production abilities. Consequently, one-half of their cash incentive award is based exclusively on the internally measured profitability of the business unit for which the NEO has primary profit and loss responsibility, and the NEO (other than the Chief Executive Officer and Chief Financial Officer) is paid a percentage of that internally measured profitability. The other half of their cash incentive compensation is based on the performance of the company as a whole. These executives are also provided with a competitive base salary.

Role of Executive Officers in Compensation Decisions

The Committee makes all compensation decisions affecting the Chief Executive Officer. Compensation for all other executive officers, including the NEOs, is determined by the Committee after considering the individual’s role and responsibilities, external market data and recommendations made by the Chief Executive Officer. The Committee also reviews and approves the recommendations from the Chief Executive Officer on equity compensation for all other employees.

The Chief Executive Officer annually reviews the performance of each of the NEOs (excluding himself). The conclusions reached and recommendations based on these reviews are presented to the Committee. The Committee can exercise its discretion in modifying any recommended adjustments or awards with respect to the NEO, or any other employee.

Elements of Compensation

Salaries. The first component of NEO compensation is cash compensation in the form of base salaries. Base salaries are set to be competitive within our industry and our comparative group, with due consideration given to our size and geographic location. The base salary amounts are reviewed annually and may be adjusted based on the individual NEO’s level of responsibility and performance. As part of our financial and strategic objectives, salaries may also provide a base for an NEO’s cash incentive plan award calculation.

The Committee views base salary as a way to provide a non-performance based element of compensation that is certain and predictable. Decisions on NEO compensation are made focusing on all components of total direct compensation while being sensitive to the needs of our NEOs for a certain level of compensation stability. The Committee believes the established base salary levels strike the proper balance between aligning the interest of the NEO as closely as possible with those of the stockholders while avoiding exposing them to undue compensation risk. The Committee’s determination of the appropriate level of base salary paid to NEOs is subjective and not formulaic. Factors that influence the base salary include, but are not limited to:

•	The nature and responsibility of the position;

•	The impact, contribution, expertise and experience of the individual NEO;

•	Competitive market information regarding salaries to the extent they are available and relevant;

•	The importance of retaining the individual along with the competitiveness of the market for the individual NEO’s talent and services; and

•	The recommendations of the Chief Executive Officer (except in the case of his own compensation).

Cash Incentive Awards. The second component of our NEO compensation consists of cash incentive awards based on our fiscal year operating results, measured by return on equity, and the individual NEO’s contribution for the year or, for NEOs who do not control a business unit, base salary. This methodology creates incentive by linking the overall financial achievements of the company to the achievement of an individual NEO’s goals and objectives.

NEOs controlling individual business lines earn incentive awards based on a combination of the company’s overall return on equity and income of the controlled business line(s). Each NEO receives one-half of a pre-determined percentage of internally reported pre-tax income generated by their respective business line. The balance of the cash incentive award is earned based on the assigned multiplier factor for the company’s return on equity targets.

This methodology is weighted to provide incentive primarily focused on the success of each individual’s business line and secondarily on the health of the company as a whole. Subject to Committee review and potential adjustment, any cash incentive award is subject to a standard deferral schedule.

Cash incentive plan award calculations for Messrs. Hultgren and Hanks, who are not in charge of any individual business unit, begin with their respective base salaries (which form the “available pool” for cash incentive awards). The available pool is then multiplied by a number determined by the company’s return on equity (the “ROE Multiplier”). If the company ROE is below 8%, the multiplier is -0- and no cash incentive is paid. At 8%, the ROE Multiplier is 10% and increases arithmetically until reaching a ROE Multiplier of 12.5% at which point the ROE Multiplier is 100%. Between 12.5% and 15%, the ROE Multiplier remains at 100% and above 15%, the ROE Multiplier again increases arithmetically. Beginning in fiscal 2008, the ROE Multiplier for Mr. Hultgren’s cash incentive award is increased by 25%.

The preliminary cash incentive award produced by the multiplication of the available pool by the ROE Multiplier is then subject to the review and discretion of the Committee, which may adjust the incentive award to compensate for unusual events which might otherwise skew the calculation and produce results contrary to the Committee’s compensation policies. The complete ROE Multiplier table appears below:

Cash Incentive Plan ROE Multiplier Table

ROE	Award %	ROE	Award %
8.00%	10%	12.50%	100%
8.50%	20%	15.00%	125%
9.00%	30%	17.50%	150%
9.50%	40%	20.00%	175%
10.00%	75%	25.00%	200%
10.50%	80%	30.00%	225%
11.00%	85%	35.00%	250%
11.50%	90%	40.00%	275%
12.00%	95%	45.00%	300%
		50.00%	325%

In fiscal 2008, the company’s ROE was 10.4%. Consequently, Mr. Hultgren was eligible to receive 93.75% and Mr. Hanks was eligible to receive 75% of their base salary as incentive compensation. Because Messrs. Hultgren and Hanks led the company to an overall positive result in fiscal 2008 despite a challenging economic landscape, the Committee used its discretion to increase the base ROE Multiplier percentage used to calculate incentive compensation from 75% to 79% of their base salary. Messrs. Hultgren and Hanks were awarded cash incentive compensation of $444,375 and $284,400, respectively, bringing their total cash compensation in fiscal 2008 to $894,375 and $644,400, respectively.

The company generally pays cash incentive awards to NEOs using the following payment schedule: the first $150,000 is paid in cash, shortly after the end of the fiscal year; 50% of the next $150,000 is paid concurrently, 30% is deferred for 12 months and 20% is deferred for 24 months; and for any amount over $300,000, 34% percent is paid concurrently, 33% is deferred for 12 months, and the remaining 33% is deferred for 24 months. The deferred portion of the cash incentive award does not earn interest and is payable only if the NEO remains employed by the company at the one- and two-year anniversaries of the Committee review and approval (usually in August of each year).

The cash incentive awards were payable to Messrs. Hultgren and Hanks as follows: For Mr. Hultgren, $274,088 was paid in August 2008, $92,644 will be payable in August 2009 (subject to forfeiture), and $77,643 will be payable in August 2010 (subject to forfeiture); for Mr. Hanks, $217,200 was paid in August 2008, $40,320 will be payable in August 2009 (subject to forfeiture), and $26,880 will be payable in August 2010 (subject to forfeiture).

Mr. Hamick’s compensation was paid as set out by his employment agreement as described below. Per his employment agreement, Mr. Hamick was paid $178,050 in salary and $1,200,000 as a cash incentive award.

For fiscal 2008, Mr. Leland’s cash incentive award pool was established using a preset percentage of internally reported pre-tax profits for our Taxable Fixed Income business line. Thereafter, the available pool was divided in half, with one-half being subject to the ROE Multiplier, the entire award being subject to the discretion of the Committee, and the approved incentive award subject to the standardized deferral process. In fiscal 2008, the Committee awarded Mr. Leland 100% of his incentive compensation pool of $869,919, bringing his total cash compensation to $1,094,919. Of Mr. Leland’s cash incentive award for 2008, $418,772 was paid in August 2008, $233,073 will be payable in August 2009 (subject to forfeiture), and $218,074 will be payable in August 2010 (subject to forfeiture).

Mr. Litton’s cash incentive award is structured in a similar manner. For fiscal 2008, Mr. Litton’s available pool was established using a preset percentage of internally reported pre-tax profits for both our Public Finance and Municipal Distribution business lines. Thereafter, the available pool was divided in half, with one-half being subject to the ROE Multiplier, the entire award being subject to the discretion of the Committee, and the approved incentive award subject to the standardized deferral process. In fiscal 2008, the Committee awarded Mr. Litton 100% of his incentive compensation pool of $1,291,759 bringing his total cash compensation to $1,516,759. Of Mr. Litton’s cash incentive award for 2008, $562,198 was paid in August 2008, $372,281 will be payable in August 2009 (subject to forfeiture), and $357,280 will be payable in August 2010 (subject to forfeiture).

2005 Deferred Compensation Plan. Working in tandem with our cash incentive program is our deferred compensation plan. The plan was created in order to increase retention of executive officers and senior management, as well as to increase stock ownership among participants in the plan. The plan allows participants to defer up to 50% of each cash incentive award and to invest such amounts in various investment alternatives, including our common stock. We match 15% up to $15,000 of the deferrals made by participants through matching contributions that vest ratably over four years. The Committee believes that programs such as the deferred compensation plan will further align the NEO’s long-term financial and strategic interests with those of our stockholders.

Long-Term Incentive Compensation. The fourth component of our NEO compensation program is long-term incentive compensation. Long-term incentive compensation is comprised of the following components:

•

Profit Sharing/401(k) Plan. We have a defined contribution Profit Sharing/401(k) Plan to provide certain retirement benefits. This plan covers substantially all of our employees, including NEOs. Amounts contributed by employees are based on gross compensation, subject to IRS limitations. The company makes profit sharing contributions in cash to employee accounts dependent on our profits, which vest over six years. We also provide 401(k) matching contributions of up to 4% of eligible compensation, which vest immediately.

•

Restricted Stock Plan. Shortly after the beginning of the fiscal year, the Committee establishes ROE performance goals for the upcoming fiscal year, which must be satisfied before any awards may be granted to NEOs under the restricted stock plan, which was established in 2003. The ROE goal is linked to a multiplier factor that is applied to the NEO’s base salary to compute the dollar amount of a restricted stock award, which is then divided by the company’s closing price on the date of the award. Notwithstanding the non-satisfaction of such performance goals, the Board may, in its discretion, make awards of restricted stock under the restricted stock plan. The following table reflects the ROE Multiplier used to determine restricted stock awards in fiscal 2008:

NEO Restricted Stock ROE Multiplier Table

ROE	% of Salary	ROE	% of Salary
8.00%	15%	12.50%	25%
8.50%	15%	15.00%	30%
9.00%	15%	17.50%	35%
9.50%	15%	20.00%	40%
10.00%	20%	25.00%	45%
10.50%	20%	30.00%	50%
11.00%	20%	35.00%	55%
11.50%	20%	40.00%	60%
12.00%	20%	45.00%	65%
		50.00%	70%

Annual awards granted generally vest ratably over a three year period, with the exception of Board members whose restricted stock grants vest one year after the grant date. This component of annual compensation helps us retain our NEOs because it is subject to forfeiture if an NEO leaves the company prior to vesting for any other reason than retirement. Consequently, because a sizeable portion of each NEOs restricted stock grant is not vested in the year it is earned, the cost of leaving the company can be significant to the NEO. This also has the benefit of creating NEO wealth concentrated in our stock, which intensifies their focus on the long-term performance of the company and ensures alignment with our stockholders. Finally, these awards contain restrictive covenants against post-termination competition, use of confidential information and solicitation of employees.

The restricted stock plan allows for the payment of dividends on unvested shares. During fiscal 2008, the following amounts were paid to our NEOs and directors for dividends on unvested shares of restricted stock:

Name	Dividends Paid on Unvested Restricted Shares
Donald W. Hultgren	$20,447
Kenneth R. Hanks	3,158
Timothy J. Hamick	5,631
Daniel R. Leland	1,100
Richard Litton	1,973
Brodie Cobb	510
I.D. Flores III	520
Larry Jobe	510
Dr. R. Jan LeCroy	510
Fred Meyer	510
Dr. Mike Moses	510
Jon Mosle	510

•

Stock Option Plans. Since the adoption of the restricted stock plan in 2003, the company has not granted any additional stock options. Previously, stock options were granted under the 1996 stock option plan (which terminated February 1, 2006) and the 1997 stock option plan (which terminated August 19, 2007); outstanding options, which usually have terms of ten years, may be exercised in accordance with their terms until they expire. All of the NEOs (except Mr. Leland and Mr. Hamick) hold options that were granted in 2002 and earlier. See the “Outstanding Equity Awards at June 27, 2008” table below.

The following table sets forth certain information concerning all equity compensation plans approved by our stockholders and all equity compensation plans not approved by our stockholders as of June 27, 2008.

Equity Compensation Plan Information as of June 27, 2008

Plan category	Number of securities to be issued upon exercise of outstanding options and rights		Weighted-average exercise price of outstanding options		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by stockholders	697,704	(1)	$12.33	(2)	744,908	(3)
Equity compensation plans not approved by stockholders(4)	4,979		$13.73		—

	702,683		$12.34		744,908

(1)

Amount represents 561,189 shares issuable upon the exercise of options granted under the 1996 stock option plan and 136,515 stock units credited to participants’ accounts under the deferred compensation plan (see description above in “Compensation Discussion and Analysis”).

(2)	Calculation of weighted-average exercise price does not include stock units credited to participants’ accounts under the deferred compensation plan.
(3)

Amount represents 118,804 shares available for future issuance under the deferred compensation plan and 626,104 shares available for future issuance under the restricted stock plan. The 1996 stock option plan expired on February 1, 2006. Thus there are no longer any shares available for issuance. All options outstanding under the 1996 stock option plan may still be exercised in accordance with their terms until they expire.

(4)

The 1997 stock option plan expired August 19, 2007. Thus there are no longer any shares available for issuance. All options outstanding under the 1997 stock option plan may still be exercised in accordance with their terms until they expire.

The Committee believes that the components of our long-term incentive compensation provide an incentive to achieve our long-term strategic goals by aligning the financial interests of the NEO with those of our stockholders.

Fluctuation from Fiscal 2007 to Fiscal 2008

Mr. Hultgren’s total compensation increased by 1% from fiscal 2007 to fiscal 2008. The slight increase from fiscal 2007 to fiscal 2008 is due to an increase in stock awards of $24,000 offset by a decrease in his cash award of $5,600 and other compensation of $4,200. Other compensation includes 401(k) matching and profit sharing. The increase in the stock award was due to the increase in the compensation expense recognized on unvested shares from various grants. The decrease in Mr. Hultgren’s cash award was due to the company not reaching an ROE of 12% that was achieved in the previous year and for which Mr. Hultgren received 100% of his salary. The company achieved an ROE of 10.4% in fiscal 2008, which would have resulted in a payment to Mr. Hultgren of 93.75% of his salary. The Committee believed that Mr. Hultgren performed his duties commendably in comparison with our competitors and led the company to an overall positive result in fiscal 2008 despite a challenging economic landscape and, at their discretion, chose to use a base ROE Multiplier of 79% and award Mr. Hultgren 98.75% of his compensation as his cash incentive award for fiscal 2008. Other compensation decreased as the company did not pay a profit sharing contribution in fiscal 2008.

Mr. Hanks’ total compensation decreased $57,000 from fiscal 2007 to fiscal 2008. The slight decrease is due to a decrease in Mr. Hanks’ cash award of $76,000 offset by an increase in stock awards of $21,000. The increase in the stock award was due to the increase in the compensation expense recognized on unvested shares from various grants. The decrease in Mr. Hanks’ cash award was due to the company not reaching an ROE of 12% that was achieved in the previous year and for which Mr. Hanks’ received 100% of his salary. The company achieved an ROE of 10.4% in fiscal 2008 which would have resulted in a payment to Mr. Hanks of 75% of his salary. The Committee believed that Mr. Hank’s performed his duties commendably in comparison with our competitors and led the company to an overall positive result in fiscal 2008 despite a challenging economic landscape and, at their discretion, chose to give Mr. Hanks 79% of his compensation as his cash incentive award for fiscal 2008.

Mr. Hamick joined the company in October 2007 as an Executive Vice President. During fiscal 2008, all compensation was paid to him in accordance with his employment agreement as described below.

Mr. Leland’s total compensation increased $685,000 from fiscal 2007 to fiscal 2008. The increase is due primarily to the increase in Mr. Leland’s cash incentive award for fiscal 2008. For most of fiscal 2007, Mr. Leland was not an executive vice president of the company. Mr. Leland was elected to the position in May 2007. His cash incentive was not based on the criteria used in fiscal 2008 and was subject to a smaller pool for his award. In fiscal 2008, Mr. Leland’s incentive cash award was based on the pre-tax profits reported for our Taxable Fixed Income business line.

Mr. Litton’s total compensation increased $595,000 from fiscal 2007 to fiscal 2008. The increase is due primarily to the increase in Mr. Litton’s cash incentive award for fiscal 2008. In fiscals 2007 and 2008, Mr. Litton’s incentive cash award was based on the pre-tax profits reported for both our Public Finance and Municipal Distribution business lines. Together, our Public Finance and Municipal Distribution business lines had an increase in pre-tax profit of 118% from fiscal 2007 to fiscal 2008, thus allowing for the increase in Mr. Litton’s fiscal 2008 cash compensation.

Chief Executive Officer’s Compensation

In keeping with our general compensation philosophy, our Chief Executive Officer’s base salary was established to place emphasis on incentive compensation while remaining competitive with others in our industry. The Committee reviewed measures of individual performance to determine the cash incentive award portion of his annual compensation. Our Chief Executive Officer is subject to the same profit sharing plan as the other executive officers and employees. In determining Mr. Hultgren’s compensation, the Committee considered Mr. Hultgren’s performance, his compensation history and other subjective factors in light of our financial results over the last completed fiscal year. The Committee believes that the total compensation package is commensurate with the compensation paid to the chief executive officers of corporations in similar lines of business after adjustment to compensate for differences in the size, business mix and geographic area of the companies reviewed.

Employment Agreements

Historically, we have not entered into employment agreements with our executive officers. However, the Committee will enter into an employment agreement where the Committee determines that an employment agreement is necessary and appropriate to attract an executive based on company needs and/or it determines that an employment agreement is desirable for the company to obtain a measure of assurance as to the executive’s continued employment. Based on an evaluation of these factors, the company has entered into an employment agreement with Mr. Hamick.

On July 17, 2007 the company entered into a three-year agreement with Timothy J. Hamick. Mr. Hamick’s employment began in October 2007, when he became the Head of Clearing Sales and Services for Southwest Securities. Mr. Hamick’s contract provides for an annual base salary of $250,000. His available pool for cash incentive calculations is a preset percentage of pre-tax income from the Clearing segment. One-half of the available pool will be subject to the ROE Multiplier. Notwithstanding these calculations, according to Mr. Hamick’s employment agreement, his cash incentive award for fiscal year 2008 will not be less than $1,200,000. As such, Mr. Hamick’s cash incentive award for fiscal year 2008 was $1,200,000.

Upon a “change of control” or upon being terminated without “cause”, Mr. Hamick is entitled to a lump sum severance payment equal to $4,755,000 less the compensation actually paid to him during the term of his employment. Pursuant to the terms of his contract, a “change of control” is deemed to occur in the event a third party acquires a majority of the assets of the company, a third party acquires 50% or more of the outstanding stock of the company or the Clearing Sales and Services Department of Southwest Securities is sold, assigned or dissolved. Under his agreement, “cause” is defined as failure to maintain required licenses and registrations, failure to comply with applicable industry rules and regulations, violation of the company’s code of business conduct and ethics and a material breach of the terms of the employment agreement.

We do not have employment agreements with any other executive officers or any agreements to provide severance protection to any other executive officer. All of the long-term compensation plans provide for payment or vesting due to scenarios such as a change of control of the company. Accordingly, if the Chief Executive Officer or any executive officer terminates his or her employment for any reason and there has not been a change of control of the company, any severance payments or other benefits would be at the discretion of the Committee.

Change of Control, Severance Agreements

Other than Mr. Hamick’s employment agreement, we do not currently have any separate change of control or severance agreements with any NEO. However, under certain of our compensation plans, there are provisions for change of control or terminations of the NEO.

Under the deferred compensation plan, upon termination of the NEOs’ employment, the vested account balance of the deferred compensation will be paid as a termination benefit. Upon a defined change of control, the NEO may elect to receive a change of control benefit equal to the NEOs’ vested account balance or to have the account balance remain subject to the terms and conditions of the plan. The payment of this benefit will not result in additional compensation expense to the company.

Under the deferred compensation plan, a change of control is generally defined as: (1) Any consolidation, merger or share exchange of the company in which the company is not the continuing or surviving corporation; (2) any sale, lease, exchange or other transfer of all or substantially all of the assets of the company; (3) the stockholders of the company approve any plan or proposal for the liquidation or dissolution of the company; (4) the cessation of control (by virtue of their not constituting a majority of directors) of the Board by the individuals who (A) at the date of the plan were directors or (B) become directors after the date of the plan and whose election or nomination for election by the company’s stockholders, was approved by a vote of at least two-thirds of the directors then in office who were directors at the date of the plan or whose election or nomination for election was previously so approved; (5) or the acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of an aggregate of 20% of the voting power of the company’s outstanding voting securities.

Under the 2003 restricted stock plan, termination of an employee’s service under the plan (including, but not limited to, voluntary resignation or termination with or without cause) before the restricted shares become vested will result in those non-vested shares being forfeited. However, in the event of a change of control, as defined by the plan, or the death of an NEO, all outstanding awards will automatically vest.

Under the 2003 restricted stock plan, a change of control is generally defined as: (1) any consolidation, merger or share exchange of the company in which the company is not the continuing or surviving corporation; (2) any sale, lease, exchange or other transfer of all or substantially all of the assets of the company; (3) the stockholders of the company approve any plan or proposal for the liquidation or dissolution of the company; (4) the cessation of control (by virtue of their not constituting a majority of directors) of the Board by the individuals who (A) were directors on November 12, 2003 or (B) become directors after such date and whose election or nomination for election by the company’s stockholders, was approved by a vote of at least two-thirds of the directors then in office who were directors at such date or whose election or nomination for election was previously so approved; (5) the acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of an aggregate of 20% of the voting power of the company’s outstanding voting securities; or (6) in a Title 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the company to a case under Chapter 7.

The table below represents the number of shares and the market value of those shares that would have vested had a change in control occurred as of June 27, 2008 using the closing market price of our common stock as of June 27, 2008 of $16.99:

Name	Number of Shares of Stock that Vest upon Change in Control	Market Value of Shares of Stock that Vest upon Change in Control
Donald W. Hultgren	56,608	$961,770
Kenneth R. Hanks	9,287	$157,786
Timothy J. Hamick	21,659	$367,986
Daniel R. Leland	3,234	$54,946
Richard H. Litton	5,804	$98,610

Compensation Committee Interlocks and Insider Participation

During fiscal 2008, the members of the Compensation Committee were Messrs. Meyer, Cobb and Jobe. None of the members was at any time during fiscal 2008, or at any other time, an officer or employee of the company. During fiscal 2008, none of our executive officers served as a member of the compensation or similar committee or as a member of the board of directors of any other entity of which an executive officer served on our Compensation

Committee or our Board of Directors. Please refer to the section of the proxy statement titled “Corporate Governance—Director Independence and Related Matters” for information regarding certain relationships between members of our Committee and the company.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits our ability to deduct the cost of certain annual compensation in excess of $1,000,000 paid to individuals required to be named in the summary compensation table in the proxy statements of public companies. This limitation resulted in a lost deduction of $300,080 in our 2007 return filed in September 2008. However, the Compensation Committee believes it is important to balance the effectiveness of executive compensation plans with the materiality of potentially reduced tax deductions. Accordingly, the Compensation Committee may continue to authorize payments that may not be fully deductible if the Compensation Committee believes it is in the company’s best interest to do so.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the Compensation Committee has recommended to the full Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Frederick R. Meyer, Chairman Brodie L. Cobb Larry A. Jobe

Annual and Long-Term Compensation

The following table sets forth information concerning compensation earned by our named executive officers during the fiscal years ended June 27, 2008 and June 29, 2007:

Summary Compensation Table

Name and Principal Position	Fiscal Year ended the last Friday of June	Salary ($)	Stock Awards ($)[1]	Non-Equity Incentive Plan Compensation[2]	All Other Compensation ($)[3]	Total Compensation ($)
Donald W. Hultgren Chief Executive Officer	2008	$450,000	$293,900	$444,375	$9,200	$1,197,475
	2007	$450,000	$269,528	$450,000	$13,400	$1,182,928

Kenneth R. Hanks Executive Vice President, Chief Financial Officer and Treasurer	2008	$360,000	$68,002	$284,400	$14,822	$727,224

Name and Principal Position	Fiscal Year ended the last Friday of June	Salary ($)	Stock Awards ($)[1]	Non-Equity Incentive Plan Compensation[2]	All Other Compensation ($)[3]	Total Compensation ($)
	2007	$360,000	$47,129	$360,000	$16,970	$784,099

Timothy J. Hamick Executive Vice President	2008	$178,050	$53,696	$1,523,333	$469,528	$2,224,607

Daniel R. Leland Executive Vice President	2008	$225,000	$17,756	$869,919	$9,200	$1,121,875
	2007	$225,000	$3,339	$200,000	$9,000	$437,339

Richard H. Litton Executive Vice President	2008	$225,000	$42,451	$1,291,759	$9,200	$1,568,410
	2007	$225,000	$27,193	$707,857	$13,400	$973,450

[1]

Amounts shown do not reflect compensation actually received by the named executive officer. Rather, amounts shown reflect the compensation expense recorded in the company’s financial statements as of June 27, 2008 for all restricted stock grants of the NEO as calculated in accordance with FAS 123R. See discussion in Footnote 1(p), Stock-Based Compensation, and Footnote 17, Employee Benefits-Restricted Stock Plan, of our audited financial statements, which are included in our 2008 annual report accompanying this proxy statement. The table below highlights the grants made on August 25, 2008 in accordance with our long-term incentive compensation goals as outlined above. These values are based on the last reported sales price of our common stock on the NYSE on August 25, 2008, which was $17.65 per share.

	Restricted Stock Plan
Name	Dollar Value ($)	Number of Shares to be Granted
Donald W. Hultgren	$90,000	5,099
Kenneth R. Hanks	72,000	4,079
Timothy J. Hamick	135,000	7,649
Daniel R. Leland	45,000	2,550
Richard Litton	45,000	2,550

[2]	In accordance with the deferral policy discussed in “Elements of Compensation,” payouts of incentive cash awards for each NEO earned in fiscal years 2006, 2007 and 2008 are as follows:

		Cash Incentive Award in Fiscal Year
Name	Payout in Fiscal Year	2006	2007	2008	Total
Donald W. Hultgren	2008	$42,375	$94,500	$274,088	$410,963
	2009		$79,500	$92,644	$172,144
	2010			$77,643	$77,643

				$444,375

		Cash Incentive Award in Fiscal Year
Name	Payout in Fiscal Year	2006	2007	2008	Total
Kenneth R. Hanks	2008	$24,000	$64,800	$217,200	$306,000
	2009		$49,800	$40,320	$90,120
	2010			$26,880	$26,880

				$284,400

Daniel R. Leland	2008			$418,772	$418,772
	2009			$233,073	$233,073
	2010			$218,074	$218,074

				$869,919

Richard H. Litton	2008	$84,359	$179,593	$562,198	$826,150
	2009		$164,592	$372,281	$536,873
	2010			$357,280	$357,280

				$1,291,759

The 2008 payout was paid in August 2008. The 2009 and 2010 payouts of the cash incentive award do not earn interest and are payable only if the executive remains employed by the company at the one- and two- year anniversaries of the Committee review and approval.

Mr. Hamick’s bonus was paid in accordance with the terms of his employment agreement. The company paid a signing bonus in the amount of $323,333 and a cash incentive award of $1,200,000.

[3]

This amount represents employer matching contributions under our 401(k) Plan, company paid deferred compensation match and moving expenses, as detailed in the table below. The amount of perquisites and personal benefits did not exceed $10,000 to any NEO.

Name	401(k) Matching	Deferred Compensation Match	Moving Expenses(*)	Total
Donald W. Hultgren	$9,200	—	—	$9,200

Kenneth R. Hanks	$9,200	$5,622	—	$14,822

Timothy J. Hamick	$9,200	$15,000	$445,328	$469,528

Daniel R. Leland	$9,200	—	—	$9,200

Richard H. Litton	$9,200	—	—	$9,200

(*)

According to Mr. Hamick’s employment agreement, the company paid the $445,328 to cover, the costs and expenses (i) associated with the sale of Mr. Hamick’s Chicago residences; (ii) associated with the purchase of Mr. Hamick’s Dallas residence; (iii) associated with Mr. Hamick’s house hunting trips to Dallas related to relocation; (iv) associated with Mr. Hamick’s actual moving expenses; (v) associated with corporate apartment for up to 120 days following his start date on October 15, 2008; and (vi) associated with the airfare for Mr. Hamick’s weekly round trips between Chicago and Dallas until Mr. Hamick’s family relocated to the Dallas area.

Grants of Plan-Based Awards in Fiscal Year 2008

The following table summarizes all grants of plan-based awards made to our named executive officers in fiscal 2008.

Grants of Plan Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)		All Other Stock Awards: Number of Shares of Stock or Units (#)[1]	Grant Date Fair Value of Stock Awards ($) [2]
Donald W. Hultgren	8/24/2007	—		5,952	$112,500
	—	$444,375	[3]	—	—
Kenneth R. Hanks	8/24/2007	—		4,762	$90,000
	—	$284,400	[4]	—	—
Timothy J. Hamick	10/15/2007	—		21,659	$379,033
	—	$300,000	[5]	—	—
Daniel R. Leland	8/24/2007	—		2,976	$56,250
	—	$869,919	[6]	—	—
Richard H. Litton	8/24/2007	—		2,976	$56,250
	—	$1,291,759	[7]	—	—

[1]

The amounts in column headed “All Other Stock Awards” reflect restricted shares granted under our 2003 restricted stock plan. The shares vest ratably over a three year period, except for Mr. Hamick’s shares, which vest over a five year period. The grant date fair value is based on the closing price of $18.90 for the 8/24/07 grant and $17.50 for the 10/15/07 grant.

[2]

The amounts shown do not reflect compensation actually received by the NEOs. Rather, amounts shown reflect amounts recorded in the company’s financial statements as of June 27, 2008 for all restricted stock grants to the NEOs as calculated in accordance with FAS 123R. See discussion in Footnote 1(p) Stock-Based Compensation and Footnote 18 Employee Benefits-Restricted Stock Plan of our audited financial statements, which are included in our 2008 annual report accompanying this proxy statement.

[3]

The amount noted represents the amount earned by Mr. Hultgren during fiscal 2008. $274,088 was paid in August 2008 with the remaining $170,287 subject to deferral under the following terms (the “standard deferral”): a) the first $150,000 is paid in cash; b) 50% of any incentive plan award earned between $150,000 and $300,000 is also paid in cash concurrently, while 30% is deferred for 12 months and 20% is deferred for 24 months; c) for any non-equity incentive plan award amount over $300,000, 34% percent is paid in cash concurrently, 33% is deferred for 12 months and the remaining 33% is deferred for 24 months.

[4]	The amount noted represents the amount earned by Mr. Hanks during fiscal 2008. $217,200 was paid in August 2008 with the remaining $67,200 subject to the standard deferral.
[5]

The amount noted represents the amount earned by but not paid to Mr. Hamick during fiscal 2008. Mr. Hamick’s total incentive plan award for fiscal 2008 was $1,200,000. This amount was paid on a quarterly basis, with the final $300,000 paid in July 2008.

[6]	The amount noted represents the amount earned by Mr. Leland during fiscal 2008. $418,772 was paid in August 2008 with the remaining $451,147 subject to the standard deferral.

[7]	The amount noted represents the amount earned by Mr. Litton during fiscal 2008. $562,198 was paid in August 2008 with the remaining $729,561 subject to the standard deferral.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes all outstanding equity awards held by our named executive officers as of June 27, 2008:

Outstanding Equity Awards At June 27, 2008

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised Options (#) Exercisable/ Unexercisable[1]		Option Exercise Price	Option Expiration Date	Number of Shares of Stock that Have not Vested (#)[2]		Market Value of Shares of Stock that Have not Vested ($)[3]
Donald W. Hultgren	2,230	[4]	$17.23	2/22/10	—		—
	2,028	[5]	$15.59	8/24/10	—		—
	37,500	[5]	$8.95	8/22/12	—		—
	—		—	—	2,026	[6]	$34,422
	—		—	—	45,000	[7]	$764,550
	—		—	—	3,630	[8]	$61,674
	—		—	—	5,952	[9]	$101,124
Kenneth R. Hanks	10,039	[5]	$17.37	8/24/09	—		—
	10,141	[5]	$15.59	8/24/10	—		—
	11,062	[5]	$10.30	9/10/11	—		—
	24,000	[5]	$8.95	8/22/12	—		—
	—		—	—	1,621	[6]	$27,541
	—		—	—	2,904	[8]	$49,339
	—		—	—	4,762	[9]	$80,906
Timothy J. Hamick	—		—	—	21,659	[10]	$367,986
Daniel R. Leland	—		—	—	258	[8]	$4,383
					2,976	[9]	$50,562
Richard H. Litton	8,923	[5]	$17.37	8/24/09	—		—
	8,113	[5]	$15.59	8/24/10	—		—
	7,375	[5]	$10.30	9/10/11	—		—
	12,000	[5]	$8.95	8/22/12	—		—
	—		—	—	1,014	[6]	$17,228
	—		—	—	1,814	[8]	$30,820
	—		—	—	2,976	[9]	$50,562

[1]	All amounts are 100% vested at June 27, 2008.
[2]	Issued pursuant to the 2003 restricted stock plan.

[3]	Amount is based on a closing price of SWS stock at June 27, 2008 of $16.99.
[4]	Issued pursuant to the 1997 stock option plan.
[5]	Issued pursuant to the 1996 stock option plan.
[6]	Shares completely vested on August 25, 2008.
[7]	One-third of the shares vest on each of November 29, 2008, 2009 and 2010.
[8]	One-half of the shares vest on each of August 25, 2008 and 2009.
[9]	One-third of the shares vest on each of August 25, 2008, 2009 and 2010.
[10]	One-fifth of the shares vest on each of October 15, 2008, 2009, 2010, 2011 and 2012.

Option Exercises and Stock Vested

The following table summarizes all options exercised and shares vested by our named executive officers for the year ended June 27, 2008.

Option Exercises and Stock Vested in Fiscal Year 2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)[1]	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)[2]
Donald W. Hultgren	—	—	19,655	$290,451
Kenneth R. Hanks	9,816	$90,254	3,723	$71,540
Daniel R. Leland	—	—	129	$2,423
Richard H. Litton	9,816	$100,161	2,294	$44,011

[1]

The amount shown represents the aggregate of the value realized upon each option exercise. The amount realized is the product of the number of shares exercised and the difference between the exercise price of the option and the market value of our stock at the time of exercise.

[2]	The amount shown is based on the average of the high and low of the company’s common stock on the vesting dates.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The following table summarizes contributions to and withdrawals from our deferred compensation plan for our named executive officers, for the year ended June 27, 2008.

Nonqualified Deferred Compensation Plans in Fiscal Year 2008

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)[1]	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Kenneth R. Hanks	$37,480	$5,622	$(8,720)	$—	$89,067	[2]
Timothy J. Hamick	$100,000	$15,000	$4,729	$—	$119,729	[3]

[1]	Registrant contributions are included as compensation in the “Non-Equity Incentive Plan” column of the “Summary Compensation Table.”

[2]	$89,067 is vested at June 27, 2008. The aggregate balance includes $36,800 which was reported as compensation in prior years.
[3]	$97,729 is vested at June 27, 2008.

The material terms of the deferred compensation plan are described under “Elements of Compensation.”

Compensation of Non-Employee Directors

Members of the Board who are non-employee directors, other than the Chairman of the Board, receive an annual retainer of $20,000 paid on a quarterly basis, $1,000 for attendance at each regular quarterly Board meeting and $500 for attendance at each special Board meeting and committee meeting. The Audit Committee Chairman receives $1,000 per committee meeting and other committee chairmen receive $750 per committee meeting. The Chairman of the Board receives a salary of $141,000 annually paid on a bimonthly basis and, in fiscal 2008, he received other compensation aggregating approximately $7,500, which included the use of a car and club membership dues. We also reimburse directors for expenses relating to attendance at meetings.

On August 24, 2007, we awarded each of Messrs. Cobb, Jobe, LeCroy, Meyer and Mosle 1,500 shares of restricted stock under the SWS Group, Inc. 2003 restricted stock plan. The restricted shares vest on the one-year anniversary of the grant. On November 29, 2007, we awarded Mr. Flores 2,000 shares of restricted stock under the SWS Group, Inc. 2003 restricted stock plan. These shares vest on the one-year anniversary of the grant.

Phantom Stock Plan. The Phantom Stock Plan was adopted by the Board of Directors and approved by the company’s stockholders in 1996. The purpose of the plan is to provide non-employee directors with a “phantom stock interest” in the company through the granting of stock equivalent units. The plan, which is no longer open to additional participation, permitted each non-employee director to receive director’s fees in the form of stock equivalent units. The number of units was determined by dividing the dollar amount of the fees that would otherwise be paid by the company’s common stock price on the date that such fees would have been paid.

The stock equivalent units may be “cashed” out by the non-employee directors upon termination of service on the Board based on the closing price of the company’s common stock on such date or upon a change in control of the company, defined as the sale by the company of all or substantially all of its assets or the consolidation or merger of the company with an entity as a result of which transaction the company is not the surviving entity based on the highest price received by holders of the common stock in connection with the change in control.

There is only one participant, Mr. Mosle, in the Phantom Stock Plan. He elected to receive stock equivalent units for his director fees earned in fiscal 1997, 1998 and 1999. At June 27, 2008, Mr. Mosle had 2,822 equivalent units valued at $47,952.

Director Compensation in Fiscal Year 2008

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)[1]	All Other Compensation ($)[2]	Total Compensation ($)
Don Buchholz—Chairman of the Board	$141,000	$—	$7,500	$148,500
Robert Buchholz	$6,000	$—	$—	$6,000
Brodie Cobb	$24,500	$27,757	$1,315	$53,572
I.D. Flores III	$20,250	$15,551	$—	$35,801
Larry Jobe	$34,000	$27,757	$—	$61,757
Dr. R. Jan LeCroy	$31,000	$27,757	$—	$58,757
Frederick R. Meyer	$35,000	$27,757	$—	$62,757
Dr. Mike Moses	$23,500	$27,757	$141,423	$192,680

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)[1]	All Other Compensation ($)[2]	Total Compensation ($)
Jon Mosle	$31,000	$27,757	$—	$58,757

[1]

Amounts shown do not reflect compensation actually received by the director. Rather, amounts shown reflect the compensation expense recorded in the company’s financial statements as of June 27, 2008 for all restricted stock grants of the director as calculated in accordance with FAS 123R. See discussion in Footnote 1(p) Stock-Based Compensation and Footnote 18 Employee Benefits-Restricted Stock Plan of our audited financial statements, which are included in our 2008 annual report accompanying this proxy statement.

[2]

This amount represents director perquisites and finder’s fees. For Dr. Moses the amount represents $141,423 for finder’s fees pursuant to the company’s referral fee program. Dr. Moses is paid a finders’ fee of 15% of the income the company earns for initiating contact between municipal officials and municipal securities representatives of Southwest Securities which result in municipal securities engagements. He does not communicate, directly or indirectly, with public investors, structure offerings or negotiate terms.

As of June 27, 2008, the directors have the following unvested restricted shares and unexercised stock options outstanding:

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable/ Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)[1]	Market Value of Shares of Stock That Have Not Vested ($)[2]
Brodie Cobb	—	—	—	1,500	$25,485
I.D. Flores III	—	—	—	2,000	$33,980
Larry Jobe	—	—	—	1,500	$25,485
Dr. R. Jan LeCroy	—	—	—	1,500	$25,485
Fred Meyer	—	—	—	1,500	$25,485
Dr. Mike Moses	—	—	—	1,500	$25,485
Jon Mosle	—	—	—	1,500	$25,485

[1]	The shares in this column completely vested on August 25, 2007; except for Mr. Flores, whose shares vest 100% on November 29, 2008.
[2]	Amount is based on the closing price of SWS stock at June 27, 2008 of $16.99.

CORPORATE GOVERNANCE

General

The Board has long been committed to sound and effective corporate governance practices. We manage our business under the direction of our Board of Directors. The Board meets at least quarterly during the year to review significant developments and to act on matters requiring Board approval. The Board held four regularly scheduled meetings during fiscal 2008. Each director, during the period each director served, attended at least 75% of the aggregate of the Board and committee meetings in fiscal 2008, with the exception of Mr. Flores who attended 70%.

The Board has a practice of separating the offices of Chairman and Chief Executive Officer to ensure the Chairman is fully independent of management. We have a Nominating/Corporate Governance Committee to consider and recommend candidates for Board vacancies, actively recruit qualified candidates, review and make recommendations regarding committee assignments and committee structure, and assist the Board in developing and implementing corporate governance practices and policies.

The Board has adopted a comprehensive set of Corporate Governance Guidelines which address a number of important governance issues, including director independence, as well as matters such as criteria for Board membership, expectations regarding attendance and participation at meetings, committee responsibilities, management succession planning, and annual Board self-evaluation. We have published these guidelines on the Corporate Governance page of our website, which can be accessed at www.swsgroupinc.com. In addition, a copy of our guidelines may be obtained free of charge, upon written request to our Corporate Secretary at SWS Group, Inc., 1201 Elm Street, Suite 3500, Dallas, Texas 75270.

The Board has adopted a formal set of disclosure controls and procedures and established a disclosure committee of executive management and other key employees. The disclosure controls and procedures create a framework by which we can be assured that all information required to be disclosed in our public filings with the SEC is disclosed in a timely and accurate manner.

Director Independence and Related Matters

The Board is comprised of a majority of directors who qualify as “independent” as defined in the NYSE’s listing standards. In determining independence, the Board affirmatively determines on an annual basis whether any director has a “material relationship” with the company that would impair the director’s independence from management. When assessing the “materiality” of a director’s relationship with the company, the Board considers all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation.

The Board has affirmatively determined that the following members of the Board of Directors are “independent,” as defined in the NYSE’s listing standards and the rules of the SEC, and that no material relationship exists between the company and each listed director outside their service as a member of the Board of Directors: Brodie L. Cobb, I.D. Flores III, Larry A. Jobe, Dr. R. Jan LeCroy, Frederick R. Meyer, and Jon L. Mosle, Jr.

The non-management directors of the Board meet in executive session during each of the Board’s regularly scheduled meetings without any management directors and any other members of management who may otherwise be present at the Board meeting. One director presides at our regularly scheduled executive sessions of our non-management directors. Our non-management directors rotate the presiding position among the chairs of our Compensation, Audit and Nominating/Corporate Governance Committees.

Committees of the Board of Directors

The Board has implemented formal charters setting forth the powers and responsibilities of each of the Audit, Compensation and Nominating/Corporate Governance Committees. All three charters may be accessed on the Corporate Governance page of our website at www.swsgroupinc.com. In addition, a copy of each charter may be obtained free of charge, upon written request to our Corporate Secretary at SWS Group, Inc., 1201 Elm Street, Suite 3500, Dallas, Texas 75270.

Executive Committee: The Executive Committee has the authority, between meetings of the Board, to take all actions with respect to the management of our business that require action by the Board, except with respect to certain specified matters that by law must be approved by the entire Board. The Executive Committee, comprised of Messrs. Buchholz and Hultgren, did not meet in fiscal 2008.

Compensation Committee: The Compensation Committee is comprised of three non-employee directors, each of whom is “independent,” as independence is defined for compensation committee members in the NYSE’s listing standards. The Compensation Committee determines the salaries of our executive officers, assists in determining the salaries of other personnel, oversees the grant of awards under our restricted stock plan and performs other similar functions. The Compensation Committee held six meetings during fiscal 2008 and is comprised of Messrs. Meyer (chairman), Cobb and Jobe. Each committee member attended at least four committee meetings during fiscal 2008.

Audit Committee: The Audit Committee is comprised of four non-employee directors, each of whom is “independent,” as independence is defined for audit committee members in the NYSE’s listing standards. The Audit Committee assists the Board in monitoring the integrity of our financial statements, our independent accountant’s qualifications and independence, the performance of our internal audit function and our compliance with legal and regulatory requirements. The Audit Committee held eight meetings during fiscal 2008 and is comprised of Messrs. Jobe (chairman), Flores, LeCroy and Mosle. With the exception of Mr. Flores, each committee member attended all committee meetings during fiscal 2008. In fiscal 2008, during the period after Mr. Flores was elected to the Audit Committee at the annual meeting, there were a total of four Audit Committee meetings of which Mr. Flores attended two. Our Board of Directors has determined that Larry Jobe is an “audit committee financial expert” as defined by the SEC.

Nominating/Corporate Governance Committee: The Nominating/Corporate Governance Committee is comprised of three non-employee directors, each of whom is “independent,” as independence is defined for nominating/corporate governance committee members in the NYSE’s listing standards. The Nominating/Corporate Governance Committee is responsible for identifying individuals qualified to become members of the Board, recommending to the Board qualified director nominees to be proposed for election at the annual meeting of stockholders, recommending to the Board directors to be appointed to the various committees of the Board and developing and recommending to the Board effective corporate governance practices and policies. The Nominating/Corporate Governance Committee held five meetings during fiscal 2008 and is comprised of Messrs. Meyer (chairman), LeCroy and Mosle. Each committee member attended all committee meetings during fiscal 2008.

The Nominating/Corporate Governance Committee reviews the composition of the Board and whether the addition of directors with particular experiences, skills, or characteristics would make the Board more effective. When a need arises to fill a vacancy or it is determined that a director possessing particular experiences, skills, or characteristics would make the Board more effective, the Nominating/Corporate Governance Committee initiates a search. As a part of the search process, the committee may consult with other directors and members of management, and may hire a search firm to assist in identifying and evaluating potential candidates. The Nominating/Corporate Governance Committee seeks members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. When considering a candidate, the Nominating/Corporate Governance Committee reviews the candidate’s experiences, skills, and characteristics. Specifically, candidates should have experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated.

The Nominating/Corporate Governance Committee considers nominees recommended by our stockholders within a reasonable time prior to the annual meeting. Stockholders wishing to submit such a recommendation should send the nominee’s name, business and management experience, and all other relevant information regarding the nominee to the Nominating/Corporate Governance Committee, c/o SWS Group, Inc., Attn: General Counsel, 1201 Elm Street, Suite 3500, Dallas, Texas 75270.

Board Attendance at Annual Meetings

Although we do not have a formal policy that requires Board members to attend the annual meeting of stockholders, all of our directors attended last year’s annual meeting.

Communications with the Board

Stockholders and interested parties may communicate directly with the Board of Directors, including non-management members of the Board of Directors. All communications to the Board should be directed to our Corporate Secretary and should prominently indicate on the outside of the envelope that the communication is intended for a specific member of the Board of Directors or the non-management members of the Board as a group. Each communication intended for the Board and received by the Corporate Secretary will be promptly forwarded to the specified party following its clearance through normal security procedures. The communications will be opened for the purpose of ensuring that matters are handled timely and expeditiously. The address for communications with the Board of Directors is as follows: Corporate Secretary, SWS Group, Inc., P.O. Box 130656, Dallas, Texas 75313-0656.

Code of Business Conduct and Ethics

We have adopted a corporate Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all of our directors and employees. The Code of Ethics is intended to promote:

•	honest and ethical conduct;

•	avoidance of conflicts of interest;

•	full, fair, accurate, timely, and understandable disclosure in the reports and documents that we file with, or submit to, the SEC, and in all other public communications made by us;

•	compliance with all governmental laws, rules, and regulations;

•	prompt internal reporting of violations of the Code of Ethics; and

•	accountability for adherence to the Code of Ethics.

The Code of Ethics is a product of our commitment to honesty. You may access the Code of Ethics on the Corporate Governance page of our website at www.swsgroupinc.com. In addition, a copy of the Code of Ethics may be obtained free of charge, upon written request to our Corporate Secretary at SWS Group, Inc., 1201 Elm Street, Suite 3500, Dallas, Texas 75270. Any amendments to the Code of Ethics and any waivers that are required to be disclosed by the rules of the SEC and the NYSE will be posted on our corporate website.

AUDIT COMMITTEE REPORT

Pursuant to rules adopted by the SEC designed to improve disclosures related to the functioning of corporate audit committees and to enhance the reliability and credibility of financial statements of public companies, the Audit Committee submits the following report:

Our Audit Committee is responsible for providing independent, objective oversight of the company’s accounting functions and internal controls.

Management is responsible for the company’s internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon.

The responsibilities of the Audit Committee include appointing an independent registered public accounting firm to be engaged as our independent accountants. Additionally, and as appropriate, consulting with our management, our internal audit personnel and the independent accountants, the Audit Committee reviews, evaluates and discusses the following:

•	the plan for, and the independent accountants’ report on, each audit of our financial statements;

•	regulatory matters that may have a material impact on our financial statements and our compliance policies; and

•	the appropriateness of our accounting policies, changes in accounting principles and their impact on our financial statements.

In fiscal 2008, the Audit Committee reviewed the formal charter setting forth the powers and responsibilities of the Audit Committee.

Financial Expert

Our Board of Directors has determined that Larry Jobe is an “audit committee financial expert,” as defined by the SEC.

Review of 2008 Financial Statements

The Audit Committee met with management and the independent accountants to review and discuss the June 27, 2008 consolidated financial statements.

The Audit Committee reviewed and discussed with management, the internal auditors and the independent accountants, Grant Thornton, LLP, the reports required by Section 404 of the Sarbanes-Oxley Act of 2002, namely management’s annual report on the company’s internal control over financial reporting and the independent accountant’s attestation report. Management concluded and the independent accountants agreed that no material weakness existed in internal control over financial reporting at June 27, 2008.

The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended by Statement of Auditing Standards No. 89, “Audit Adjustments,” and No. 90, “Audit Committee Communications.” The Audit Committee also received written disclosures from the independent accountants required by Independence Standards Board No. 1, “Independence Discussions with Audit Committees,” and discussed with the independent accountants their firm’s independence.

Based on the Audit Committee’s review and discussions described above, the Audit Committee recommended, and the Board approved, the inclusion of the audited consolidated financial statements in our annual report on Form 10-K for the year ended June 27, 2008, filed with the SEC.

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for professional audit services performed by Grant Thornton LLP for the audit of our annual consolidated financial statements for the year ended June 27, 2008 and fees billed for other services rendered by Grant Thornton LLP during those periods.

	Fiscal Year Ended
	June 27, 2008	June 29, 2007
Audit Fees[1]	$947,717	$830,750
Audit-Related Fees[2]	$152,069	$103,070
Tax Fees[3]	$16,155	$44,793
All Other Fees[4]	$40,000	$61,500

[1]

Includes annual audit of consolidated financial statements, review of consolidated financial statements included in our Forms 10-Q, annual regulatory audits for our broker/dealer and banking subsidiaries, and Sarbanes-Oxley Section 404 internal control testing.

[2]	The fiscal year ended June 27, 2008 and June 29, 2007 amounts include fees for the audit of our 401(k) plan. The fiscal year ended June 27, 2008 amount also includes fees for our SAS 70 procedures.
[3]	Includes fees for tax compliance, tax planning and tax advice.
[4]	Includes fees for computational expertise for the refunding transactions originated by our Public Finance department in fiscal years 2008 and 2007.

Pre-Approval of Independent Accountants Services

Pursuant to the Audit Committee’s charter, the Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the company by its independent accountants, subject to a de minimis exception for non-audit services, which are approved by the Audit Committee prior to the completion of the audit.

The Audit Committee may delegate authority to grant pre-approvals of audit and permitted non-audit services to a subcommittee, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting.

All services provided by and all fees paid to Grant Thornton LLP in fiscal 2008 and 2007 were approved by the Audit Committee in accordance with the Audit Committee’s pre-approval policy. None of the services provided in fiscal 2008 or 2007 were approved pursuant to the de minimus exception.

Consideration of Non-Audit Services Provided by the Independent Accountants

The Audit Committee has considered whether the non-audit services provided by Grant Thornton LLP are compatible with maintaining the accountants’ independence.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Larry A. Jobe, Chairman
I.D. Flores III
Dr. R. Jan LeCroy
Jon L. Mosle, Jr.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Representatives of Grant Thornton LLP, our independent registered public accounting firm, are expected to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

STOCKHOLDER PROPOSALS

If you would like to submit a proposal for inclusion in the proxy materials to be distributed in connection with our 2009 annual meeting, such proposal must be received by the company no later than June 17, 2009. To be eligible for inclusion in our 2009 proxy materials, proposals must conform to the requirements set forth in Regulation 14A under the Exchange Act. If you intend to submit a proposal from the floor during next year’s annual meeting, which is not eligible for inclusion in the proxy statement and form of proxy relating to that meeting, you must provide us with written notice no later than August 31, 2009. If you fail to comply with the foregoing notice provision, the proxy holders will be allowed to use their discretionary voting authority when the proposal is raised at the 2009 annual meeting.

OTHER MATTERS

At the date of this proxy statement, we know of no other matters, other than those described above, that will be presented for consideration at the annual meeting. If any other business should come before the meeting, it is intended that the proxy holders will vote all proxies using their best judgment in the interest of SWS Group, Inc. and our stockholders.

You may obtain a copy of our 2008 annual report on Form 10-K, including financial statements and schedules required to be filed with the SEC, without charge, by submitting a written request to:

James R. Bowman, Corporate Communications SWS Group, Inc. 1201 Elm Street, Suite 3500 Dallas, Texas 75270 214-859-1800

If you would like to receive a copy of the Form 10-K prior to the annual meeting, we should receive your request no later than five business days prior to the annual meeting. Our annual report on Form 10-K is also available, free of charge, on the SEC’s website at www.sec.gov.

You are urged to promptly vote your proxy by telephone, Internet or paper to make certain your shares will be represented at the annual meeting.

By Order of the Board of Directors,

/s/ Allen R. Tubb
Allen R. Tubb
Vice President, General Counsel and Secretary

October 10, 2008

1201 Elm Street Suite 3500 Dallas, Texas 75270

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

SWS Group, Inc.							For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A							All	All	Except
VOTE “FOR” ITEMS 1 AND 2.
Vote on Directors							☐	☐	☐
1.	ELECTION OF DIRECTORS
Nominees:
	01) Don A. Buchholz	06) Larry A. Jobe
	02) Donald W. Hultgren	07) Dr. R. Jan LeCroy
	03) Robert A. Buchholz	08) Frederick R. Meyer
	04) Brodie L. Cobb	09) Dr. Mike Moses
	05) I.D. Flores III	10) Jon L. Mosle, Jr.
Vote on Proposals											For	Against	Abstain
2.	The ratification of the selection of Grant Thornton LLP as the Company’s independent auditors for the fiscal year ending June 26, 2009.										☐	☐	☐
In their discretion, the persons named in this proxy are also authorized to vote upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.
The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.
For address changes and/or comments, please check this box and write them on the back where indicated.						☐
Please indicate if you plan to attend this meeting.				☐	☐
				Yes	No

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]			Date					Signature (Joint Owners)		Date

SWS Group, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

November 20, 2008

The stockholder(s) hereby appoint(s) Don A. Buchholz and Donald W. Hultgren, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of SWS Group, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., CST on November 20, 2008, at the City Club, 69th floor, Bank of America Plaza Building, 901 Main Street, Dallas, Texas 75202, and any adjournment or adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE
Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE